Exhibit 10.1

Option No.: SO-

KITE REALTY GROUP TRUST

2013 EQUITY INCENTIVE PLAN

NONQUALIFIED SHARE OPTION AGREEMENT

Kite Realty Group Trust, a Maryland real estate investment trust (the “Company”), grants an option to purchase common shares of beneficial interest, $.01 par value per share, of the Company (the “Shares”), to the Optionee named below. The terms and conditions of the option are set forth in this cover sheet, in the attached Nonqualified Share Option Agreement (together, the “Agreement”), and in the Company’s 2013 Equity Incentive Plan, as amended from time to time (the “Plan”).

Grant Date:

Name of Optionee:

Number of Shares Covered by Option:

Option Price per Share: $          .

Vesting Start Date:

By signing this cover sheet, you agree to all of the terms and conditions described in the Agreement and in the Plan, a copy of which is also attached. You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.

Optionee:
(Signature)

Company:
(Signature)

Title:

Attachment

This is not a share certificate or a negotiable instrument.

KITE REALTY GROUP TRUST

2013 EQUITY INCENTIVE PLAN

NONQUALIFIED SHARE OPTION AGREEMENT

Nonqualified Share Option

This Agreement evidences the grant of an option exercisable for the number of Shares set forth on the cover sheet of this Agreement and subject to the vesting and other terms and conditions set forth in this Agreement and in the Plan. This option is not intended to be an incentive share option under Section 422 of the Code and will be interpreted accordingly.

Vesting

This option is exercisable only before it expires and then only with respect to the vested portion of the option. Subject to the preceding sentence, you may exercise this option, in whole or in part, to purchase a whole number of vested Shares not less than 100 Shares, unless the number of Shares purchased is the total number available for purchase under the option, by following the procedures set forth in the Plan and below in this Agreement.

Except as otherwise provided in any employment agreement between you and the Company, your right to purchase Shares under this option vests as follows: [          ]. The resulting aggregate number of vested Shares will be rounded to the nearest whole number, and you cannot vest in more than the number of Shares covered by this option.

No additional Shares will vest after your Service has terminated for any reason.

Term

Your option will expire in any event at the close of business at Company headquarters on the day before the tenth anniversary of the Grant Date, as shown on the cover sheet. Your option will expire earlier if your Service terminates, as described below.

Regular Termination	If your Service terminates for any reason other than death, Disability or Cause, then your option expires at the close of business at Company headquarters on the 90th day after your termination date.

Termination for Cause	If your Service is terminated for Cause, then you immediately forfeit all rights to your option and the option immediately expires.

Death

If your Service terminates because of your death, then your option will become fully vested and will expire at the close of business at Company headquarters on the date 12 months after the date of death. During that 12-month period, your estate or heirs may exercise your option.

In addition, if you die during the 90-day period described in connection with a regular termination (i.e., a termination of your Service not on account of your death, Disability or Cause), and the vested portion of your option has not yet been exercised, then your option will instead expire on the date 12 months after your termination date. In such a case, during the period following your death up to the date 12 months after your termination date, your estate or heirs may exercise the vested portion of your option.

Disability

If your Service terminates because of your Disability, then your option will become fully vested and will expire at the close of business at Company headquarters on the date 12 months after your termination date.

Leaves of Absence

For purposes of this option, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, your Service will be treated as terminating 90 days after you went on employee leave, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Company determines, in its sole discretion, which leaves count for this purpose, and when your Service terminates for all purposes under the Plan.

Notice of Exercise

When you wish to exercise this option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form. Your notice must specify how many Shares you wish to purchase (in a parcel of at least 100 Shares generally). Your notice must also specify how your Shares should be registered (in your name only or in your and your spouse’s names as joint tenants with right of survivorship). The notice will be effective when it is received by the Company. If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment

When you submit your notice of exercise, you must include payment of the option price for the Shares you are purchasing. Payment may be made in one (or a combination) of the following forms:

 •     Cash, your personal check, a cashier’s check, a money order or another cash equivalent acceptable to the Company.

 •     Shares that you already own and that you surrender to the Company. The Fair Market Value of the Shares, determined as of the effective date of the option exercise, will be applied to the option price.

 •     By delivery (on a form prescribed by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate option price and any withholding taxes (if approved in advance by the Committee if you are either an executive officer or a trustee of the Company).

Withholding Taxes

You will not be allowed to exercise this option unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the option exercise or sale of Shares acquired under this option. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise or sale of Shares purchased upon exercise of this option, the Company will have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate. To satisfy this withholding obligation, the Company may provide you with the opportunity, in its sole discretion, to have the Company withhold Shares otherwise issuable to you or by delivering to the Company Shares already owned by you. If the Company provides you with the foregoing opportunity and you fail to make avail yourself of the opportunity, the Company may determine what method to use, including by withholding Shares otherwise issuable to you. The Shares so withheld must have an aggregate Fair Market Value not exceeding the minimum amount of tax required to be withheld by applicable law.

Evidence of Issuance

The issuance of the Shares upon exercise of this option will be evidenced in such a manner as the Company, in its discretion, deems appropriate, including, without limitation, book entry, registration or issuance of one or more share certificates.

Transfer of Option

During your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise the option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or it may be transferred upon your death by the laws of descent and distribution.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse, nor is the Company obligated to recognize your spouse’s interest in your option in any other way.

Retention Rights

Neither your option nor this Agreement gives you the right to be retained by the Company or an Affiliate in any capacity. The Company and its Affiliates reserve the right to terminate your Service at any time and for any reason.

Shareholder Rights

You, or your estate or heirs, have no rights as a shareholder of the Company until a certificate for your option’s Shares has been issued (or an appropriate book entry has been made). No adjustments are made for dividends or other rights if the applicable record date occurs before your share certificate is issued (or an appropriate book entry has been made), except as described in the Plan.

Adjustments

In the event of a split, a dividend or a similar change in the Shares, the number of Shares covered by this option and the option price per Share will be adjusted (and rounded down to the nearest whole number) if required pursuant to the Plan.

Your option will be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Applicable Law

This Agreement will be interpreted and enforced under the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan

The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded.

Data Privacy

In order to administer the Plan, the Company may process personal data about you. Such data includes but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this option, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident Optionees, to the United States, to transferees who will include the Company and other persons who are designated by the Company to administer the Plan.

Code Section 409A

The option grant under this Agreement is intended to be exempt from, or to comply with, Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with Code Section 409A. Notwithstanding anything to the contrary in the Plan or this Agreement, neither the Company, its Affiliates, the Board nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Code Section 409A and neither the Company, its Affiliates, the Board nor the Committee will have any liability to you for such tax or penalty.

Consent to Electronic Delivery

The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this option grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact Daniel R. Sink at (317) 577-5600 to request paper copies of these documents.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.